As filed with the Securities and Exchange Commission on May 5, 2026

Registration No. 333-253085

Registration No. 333-268277

Registration No. 333-271944

Registration No. 333-275549

Registration No. 333-277943

Registration No. 333-283169

Registration No. 333-285966

Registration No. 333-294733

Registration No. 333-263340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-253085

Form S-8 Registration Statement No. 333-268277

Form S-8 Registration Statement No. 333-271944

Form S-8 Registration Statement No. 333-275549

Form S-8 Registration Statement No. 333-277943

Form S-8 Registration Statement No. 333-283169

Form S-8 Registration Statement No. 333-285966

Form S-8 Registration Statement No. 333-294733

Form S-8 Registration Statement No. 333-263340

UNDER

THE SECURITIES ACT OF 1933

TERNS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1448275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1065 East Hillsdale Blvd., Suite 100

Foster City, California 94404

(650) 525-5535

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly E.W. Grez

Secretary

1065 East Hillsdale Blvd., Suite 100

Foster City, California 94404

(650) 525-5535

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine J. Dargan

Andrew Fischer

Alicia Zhang

Covington & Burling LLP

850 Tenth Street, NW

Washington, D.C. 20001

(202) 662-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the deregistration of all shares of common stock, $0.0001 par value per share (“Common Stock”), of Terns Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan(s) or Agreement(s)	Shares of Common Stock
333-253085	February 12, 2021	Terns Pharmaceuticals, Inc. 2017 Equity Incentive Plan Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	5,100,277

333-263340	March 7, 2022	Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	1,516,155

333-268277	November 9, 2022	Terns Pharmaceuticals, Inc. 2022 Employment Inducement Award Plan	1,400,000

333-271944	May 15, 2023	Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	3,223,389

333-275549	November 14, 2023	Terns Pharmaceuticals, Inc. 2022 Employment Inducement Award Plan	3,113,250

333-277943	March 14, 2024	Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	3,874,602

333-283169	November 12, 2024	Terns Pharmaceuticals, Inc. 2022 Employment Inducement Award Plan	2,250,000

333-285966	March 20, 2025	Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	5,227,594

333-294733	March 30, 2026	Terns Pharmaceuticals, Inc. 2021 Incentive Award Plan Terns Pharmaceuticals, Inc. 2022 Employment Inducement Award Plan Terns Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan	8,369,288

On May 5, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 24, 2026 (the “Merger Agreement”), by and among the Registrant, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Merck”), and Thailand Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Merck (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Merck.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby deregisters all securities previously registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, in the State of New Jersey, on May 5, 2026.

Terns Pharmaceuticals, Inc.

By:	/s/ Kelly E.W. Grez
Kelly E.W. Grez
Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, in reliance upon Rule 478 under the Securities Act of 1933, as amended.